EXHIBIT 10.10

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

GOLDEN PHOENIX MINERALS, INC.,

a Nevada corporation,

Kenneth Ripley, individually

and

David S. Pearl II, individually

Dated April 15, 2010

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), is entered into as of the 15th day of April, 2010 (the “Closing Date”) by and among Kenneth Ripley, individually and David S. Pearl II, individually (collectively, the “Sellers”), on the one hand, and Golden Phoenix Minerals, Inc., a Nevada corporation (“Buyer”), on the other hand.  This Agreement is executed by Ashdown Milling Company, LLC, a Nevada limited liability company (the “Company”) for the limited purpose of the representations and releases set forth in Sections 5(a), 6 and 15 hereof.

RECITALS

A.           Sellers, collectively, are the owners of twenty (20) shares of membership interest representing forty percent (40%) of the membership interests of the Company (the “Membership Interests”).  Buyer is the owner of twenty (20) shares of membership interest representing forty percent (40%) of the membership interests of the Company.

B.           The Company is governed by the provisions of an Operating Agreement by and between the members of the Company (the “Operating Agreement”) dated, May 10, 2005.

C.           Buyer and Win-Eldrich Gold, Inc., a Nevada corporation (“Win-Eldrich”) entered into that certain Purchase and Sale of LLC Membership Interest Agreement, dated May 11, 2009 pursuant to which, among other things, Buyer agreed to use is best efforts to reduce or eliminate net smelter royalty obligations to the Company.

D.           Sellers desire by this Agreement to sell and assign all of their right, title and interest in and to all of the Membership Interests to Buyer, and the Buyer desires by this Agreement to purchase and accept the same, each pursuant to the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the parties’ promises and agreements contained herein and for other good and valuable consideration the receipt and adequacy of which are acknowledged by the parties, the parties hereby agree as follows:

AGREEMENT

1.           Purchase of Membership Interests.  Subject to the terms and conditions of this Agreement, Buyer agrees to purchase, and the Sellers agree to sell to Buyer the Membership Interests for an aggregate purchase price (the “Purchase Price”) of NINE HUNDRED SEVENTY-EIGHT THOUSAND FOUR DOLLARS and SIXTY-TWO CENTS ($978,004.62) payable in the form of an assignment of the rights to those certain Series B-1 and B-2 Secured Promissory Notes payable by Win-Eldrich to Buyer and attached hereto as Exhibit B (the “Series B Notes”).

2.           Assignment.  Effective as of the date hereof, Sellers hereby sell, convey, assign, transfer and deliver to Buyer, and Buyer hereby purchases and acquires from Sellers, free and clear of any encumbrances, all of Sellers’ right, title and interest in and to the Membership Interests.

3.           Membership Interest Certificates.  Sellers acknowledge that there are no certificate(s) evidencing the Membership Interests.  Execution of this Agreement and the Assignment of Membership Interests shall be sufficient to transfer all right, title and interest in the Membership Interests.

4.           Allocation of Profit and Loss.   For purpose of allocation of profit and losses for Federal or State income tax purposes and issuance of Form K-1 to members of the Company, the Sellers and Buyer agree that March 31, 2010 will be the cutoff date for allocation of Company profit or losses.  All profits and losses on or after March 31, 2010 shall be allocated in accordance with the membership interests in the Company resulting from this Agreement.

5.           Release of Claims.

(a)           Release of Claims by the Company.  The Company hereby releases and forever discharges the Sellers from any and all claims, causes of action, demands, obligations, debts, liabilities, agreements, warranties, representations, damages, losses, costs, expenses and attorney’s fees, whether in contract, tort or otherwise, asserted or unasserted, known or unknown, liquidated or unliquidated, which the Company has had, now has, claims to have or may have against Sellers.  Nevertheless, the release set forth herein shall not extend to or be construed as releasing the Sellers from their express respective representations set forth in this Agreement or their responsibilities, promises, obligations, covenants and agreements under or arising out of this Agreement or any documents relating to this Agreement.

(b)           Release of Claims by the Sellers.  The Sellers hereby release and forever discharge Buyer, the Company and Win-Eldrich (including their affiliates and their respective current and former directors, officers, partners, consultants, attorneys and agents, and the individuals’ successors, heirs, executors, estate trustees, administrators and assigns) from any and all claims, causes of action, demands, obligations, debts, liabilities, agreements, warranties, representations, damages, losses, costs, expenses and attorney’s fees, whether in contract, tort or otherwise, asserted or unasserted, known or unknown, liquidated or unliquidated, which the Sellers have had, now have, claim to have or may have against Buyer and/or the Company.  Nevertheless, the release set forth herein shall not extend to or be construed as releasing Buyer or the Company from their responsibilities, promises, obligations, covenants and agreements under or arising out of this Agreement, the Series B Notes or any documents relating to this Agreement or the Series B Notes.

6.           Representations of Sellers.  In order to induce Buyer to enter into this Agreement, each Seller represents and warrants that:

(a)           such Seller owns their respective share of Membership Interests set forth opposite their name on Exhibit A hereto;

(b)           such Seller possesses all rights and authority necessary to sell and assign the Membership Interests to Buyer;

(c)           the Membership Interests are free and clear of any lien, encumbrance, pledge, claim, other security interest, voting trust, proxy or such other agreements;

(d)           the execution and delivery of this Agreement do not, and the consummation of the sale of the Membership Interests contemplated hereby will not, conflict with or violate the provisions of any contract, agreement, order or restriction to which such Seller is a party, or to which such Seller is bound;

(e)           this Agreement is the legal, valid and binding obligation of such Seller, and is enforceable against him in accordance with its terms;

(f)           no independent third party has made any determination as to the fairness of the transactions contemplated hereby, and such Seller has determined to his sole satisfaction that the sale of Membership Interests for the consideration set forth in Section 1 hereof is fair;

(g)           except as set forth herein, there has been no assignment or other transfer of any part or all of any interest of any or all of the Membership Interests;

(h)           there are no actions, suits, proceedings, claims or disputes pending against, or to the knowledge of such Seller, threatened against or affecting, any Seller before any court or arbitrator or any Governmental Entity that, if determined or resolved adversely in accordance with the plaintiff’s demands could reasonably be expected to have a material adverse effect on the ability of any Seller to consummate the transactions contemplated hereby or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated hereby;

(i)           there is no action, suit, proceeding, claim or dispute pending against, or to the knowledge of such Seller, threatened against or affecting, the Company or any of the Company’s properties, assets, operations or businesses, or, to the knowledge of such Seller, any present or former officer, manager or employee of the Company (in their capacity as such) or, to the knowledge of such Seller, any person for whom the Company may be liable before any court or arbitrator or any governmental entity.  There is no investigation, audit, or other proceeding pending or, to the knowledge of such Seller, threatened against the Company or any of its officers or managers before any governmental entity nor to the knowledge of such Seller is there any reasonable basis therefor.  There is no action, suit, claim or proceeding of any nature pending or, to the knowledge of such Seller, threatened against any person who has a contractual right or right pursuant to applicable law to indemnification from the Company related to facts and circumstances existing prior to the Closing Date nor are there, to the knowledge of such Seller, any facts or circumstances that would give rise to such an action, suit, claim or proceeding. the Company is not subject to any order or in breach or violation of any order;

(j)           the Company does not have any liabilities or obligations of a nature required by GAAP to be reflected on a balance sheet of the Company or in the notes thereto, except liabilities and obligations that are (i) incurred in the ordinary course of business consistent with past practices or (ii) not material to the Company;

(k)           the Company is and has been in compliance in all material respects with and, to the Knowledge of the Company, is not under investigation with respect to and has not been charged with or given notice of suspected, potential or action violation with respect to any foreign, federal, state or local statute, law or regulation; and

(l)           all Tax returns, statements, estimates, reports and forms (collectively, the “Returns”) that are required to be filed with any taxing authority with respect to any pre-closing tax period by, or with respect to, the Company or its operations have been timely filed;

(m)           the Company has timely paid, or withheld and remitted, all material taxes required to be paid or withheld by the Company or attributable to its operations whether or not shown as due and payable on any Return;

(n)           the Returns that have been filed are true, correct and complete in all material respects;

7.           Conditions Precedent to Obligations of Buyer.  The obligations of Buyer to purchase and pay for the Membership Interests shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions:

(a)           Representations and Warranties; Performance of Obligations.  The representations and warranties of the Company and each Seller contained in this Agreement shall be true and correct as of the date hereof.  The Company shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing Date.

(b)           Deliveries.  The Company and Sellers shall have delivered to Buyer:

(i)           copies of resolutions, certified by the Secretary of the Company as to the authorization of this Agreement and all of the transactions contemplated hereby;

(ii)           duly executed Assignment of Membership Interests by each Seller on the form attached hereto as Exhibit C; and

8.           Conditions Precedent to Obligations of the Company and Sellers.  The obligations of the Company and Sellers to sell and deliver the Membership Interests to Buyer shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions:

(a)           Performance of Obligations; Representations and Warranties.  Buyer’s representations and warranties contained in this Agreement shall be true and correct as of the date hereof.  Buyer shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the closing.

(b)           Deliveries.  Buyer shall have delivered to the Company and Sellers:

(i)           Originals of the Series B Notes; and

(ii)           duly executed Assignments of the Series B Notes on the form attached hereto as Exhibit D.

9.           Indemnification.  The Sellers, jointly and severally, agree to indemnify, defend, and hold harmless the Company, Buyer, and their respective employees and agents from and against, for and with respect to any claim, liability, obligation, loss, damage, deficiency, assessment, judgment, cost or expense (including attorney's fees and expenses, and costs reasonably incurred in investigating, preparing or defending  against any litigation or claim), action, suit, proceeding, or demand, of any kind or character, arising out of, or in any manner incident, relating or attributable to:

(a)           any breach or failure of any representation or warranty of Sellers contained in this Agreement or in any assignment, conveyance or transfer, or other document or agreement executed by Sellers in connection with this Agreement;

(b)           any failure of Sellers to perform or observe or to have performed or observed, in full, any covenant, agreement, or condition to be performed or observed by it under this Agreement; and

(c)           the assertion by any person of any claim, liability, obligation, agreement or undertaking arising prior to the date of this Agreement which relates to any action of Sellers in connection with the Company or its customers.

10.           Resignation.  Concurrent upon signing this Agreement, each Seller hereby resigns as a manager of the Company and all offices held with the Company, effective as of the date of this Agreement.  In connection with their resignations, each Seller hereby agrees that they shall have no further claim or right to any payments from the Company, including without limitation, salary, wages, management fee or otherwise.

11.           Depository Instructions.  If applicable, Sellers shall deliver to Buyer on the date of this Agreement sufficient letters addressed to each bank or other financial institution with which the Company maintains an account or safe deposit box designating the names of the persons (determined by Buyer) authorized to draw thereon or transact business therein after the date of this Agreement, accompanied by new resolutions furnished by Buyer with a request that such resolutions take effect as of the date of this Agreement and sufficient letters to each depositary or custodian amending the deposit or custodian agreements in the manner specified and required by Buyer accompanied by all passbooks, keys or other data, or articles required for access thereto, and the combination of all safes, vaults and other places of safekeeping.

12.           Books and Records.  On the date of this Agreement, Sellers shall deliver to Buyer any Company record and/or minute books, financial records (including in electronic format to the extent available) and such other papers and records of the Company as relate to its corporate existence, property or operations thereof and which are in the possession or control of Sellers.

13.           Further Assurances.  The parties shall cooperate with each other and shall execute and deliver, or cause to be delivered, all other instruments and shall take all other actions in order to effectuate the provisions hereof.

14.           Amendment to Operating Agreement.  Upon execution of this Agreement, Buyer shall cause the Operating Agreement and Articles of Organization of the Company to be amended, in the manner deemed prudent in Buyer’s sole discretion, to change, among other things, the management of the Company and update the capitalization table.

15.           Consent to Transfer.  By executing this Agreement, the Company and each member of the Company hereby consents to the transfer of the Membership Interests to the Buyer pursuant to this Agreement and waives any rights of purchase, redemption or otherwise pursuant to Operating Agreement.

16.           Miscellaneous.

(a)           Taxes.  Sellers shall be solely responsible for the payment of all taxes arising out of the sale transfer and assignment of the Membership Interests.

(b)           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada (regardless of such State’s conflict of laws principles), and without reference to any rules of construction regarding the party responsible for the drafting hereof.

(c)           Survival.  All warranties, representations, and agreements hereunder shall survive any termination or revocation of this Agreement.

(d)           Severability.  Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

(e)           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, successors, Buyers, and beneficiaries in interest.

(f)           Waiver.  No failure or delay of either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(g)           Rights and Remedies Cumulative.  The rights and remedies herein provided shall be cumulative and not exclusive of any other rights or remedies provided by law or otherwise.

(h)           Gender.  For purposes of this Agreement, where the context so requires, masculine pronouns shall include the feminine and the neuter, and the neuter shall include the masculine and feminine, as the case may require.

(i)           Notices.  All notices, requests, consents, and other communications required or permitted hereunder shall be in writing and shall be delivered, or mailed first class postage prepaid, registered or certified mail,

If to Sellers at the address set forth below, unless Sellers shall have specified by written notice to Buyer another address:

Kenneth Ripley
9211 - 124th Street N.E.
Arlington WA 98223

David S. Pearl II
608 Four Key Drive
Fort Lauderdale, Florida 33304

If to Buyer at the address set forth below, unless Buyer shall have specified by written notice to Sellers another address:

Golden Phoenix Minerals, Inc.
1675 East Prater Way, Suite 102
Sparks, Nevada 89434

and such notices and other communications shall for all purposes of this Agreement be treated as being effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of their receipt or seventy-two (72) hours after the same have been deposited in a regularly maintained receptacle for the deposit of U.S. mail, addressed and postage prepaid as aforesaid.

(j)           Attorneys’ Fees.  In the event of a lawsuit or other proceeding brought by either party to interpret or litigate this Agreement, the non-prevailing party shall pay to the prevailing party, in addition to any other remedies afforded the prevailing party, the prevailing party’s reasonable attorneys’ fees incurred as a result of such proceeding, irrespective of whether a formal court proceeding is instituted.

(k)           Headings.  The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute part of this Agreement.

(l)           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(m)           Amendment and Modification.  This Agreement may not be modified, amended or supplemented except by mutual written agreement of Sellers and Buyer.

(n)           Entire Agreement.  This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersede and replace any prior understandings and agreements with respect to the subject matter hereof and no provision or document of any kind shall be included in or form a part of such agreement unless signed and delivered to the other party by the party to be charged.

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SELLERS:

KENNETH RIPLEY

/s/ Kenneth Ripley
Kenneth Ripley, Individually

DAVID S. PEARL II

/s/ David S. Pearl
David S. Pearl II, Individually

BUYER:

GOLDEN PHOENIX MINERALS, INC.,
a Nevada corporation

/s/ Thomas Klein
By: Tom Klein
Its: Chief Executive Officer

THE COMPANY:

Ashdown Milling Company, LLC,
a Nevada limited liability company

/s/ Robert P. Martin
By: Robert P. Martin
Its: Manager

ROBERT P. MARTIN, for the sole purpose of consenting to the transfer of the Seller’s Membership Interests pursuant to Section 15 herein.

/s/ Robert P. Martin
ROBERT P. MARTIN, individually

SIGNATURE PAGE
TO THE
MEMBERSHIP INTEREST
PURCHASE AGREEMENT
(Ashdown Milling, LLC)

EXHIBIT A

MEMBERSHIP INTERESTS
(Prior to Closing)

Name of Member	Number of Units	Percentage Interest
Golden Phoenix Minerals, Inc.	20	40%
David S. Pearl II	10	20%
Kenneth Ripley	10	20%
Robert P. Martin	10	20%
TOTALS	50	100%

A-1

EXHIBIT B

SERIES B NOTES

B-1

EXHIBIT C

ASSIGNMENT OF MEMBERSHIP INTERESTS

C-1

EXHIBIT D

ASSIGNMENT OF NOTES

D-1